UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 6, 2010

VOICE MOBILITY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27387
(Commission File Number)

33-0777819
(IRS Employer Identification No.)

107 – 645 Fort Street, Victoria, British Columbia, Canada V8W 1G2
(Address of principal executive offices and Zip Code)

(250) 978-5050
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 6, 2010, Jay Hutton, former President, Founder and director of our company, will be assuming the role of Chairman and Chief Executive Officer of our company while William Krebs is stepping down as Chief Executive Officer.

Also on July 6, 2010, Michael Dyde and William Laird resigned directors of our company.  To fill one of the vacancies on our board created by the resignations of Michael Dyde and William Laird, our company appointed Aron Buchman as a director of our company on July 6, 2010.

Jay Hutton

Mr. Hutton is the President of Arrowstone Ventures Ltd. and a partner in HGH Capital Partnership. He is also the President of Telemerx Systems Inc., a business involved in electronic payments and workflow management solutions. His business experience includes re-structuring and business planning for new and emerging businesses. His previous engagements have included strategic planning for technology companies as well as structuring a large limited partnership for a real estate development. He served as both President and CEO of Voice Mobility International, Inc. in the past and was on the Board of Directors until May of 2007.

Family Relationships

There are no family relationships amongst our directors or executive officers or former directors or executive officers of our company.

Certain Related Transactions and Relationships

We have not been party to any transaction with Jay Hutton, since the beginning of our last fiscal year, or any currently proposed transaction with Jay Hutton, in which we were or will be a participant and where the amount involved exceeds $120,000, and in which Mr. Hutton had or will have a direct or indirect material interest.

We have not been party to any transaction with Aron Buchamer since the beginning of our last fiscal year, or any currently proposed transaction with Aron Buchamer, in which we were or will be a participant and where the amount involved exceeds $120,000, and in which Mr. Buchamer had or will have a direct or indirect material interest.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

99.1           News Release dated July 6, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOICE MOBILITY INTERNATIONAL, INC.

By:       /s/ Jay Hutton
Jay Hutton
Chief Executive Officer and Director
Dated: July 12, 2010